Exhibit 99.1

FOR IMMEDIATE RELEASE

RCS Capital Corporation Announces Third Quarter 2014 Operating Results

Pro Forma Results:

- Adjusted Net Income of $35.5 Million or $0.40 per Fully Diluted Share for the Third Quarter;
$116.2 Million or $1.31 per Fully Diluted Share for the First Nine Months 2014

- Adjusted EBITDA of $57.8 Million for the Third Quarter;
$193.7 Million for the First Nine Months 2014

Assets Under Administration of $212.8 Billion; up 11.3% From the Year Ago Period

Following Review by Independent External Counsel and Forensic Accounting Firm,

RCS Capital’s Audit Committee and Management Team Remain Confident in The Company’s Reported

Historical Financials, Accounting, and Internal Controls

$57 - $65 Million Revenue Synergies and Cost Savings Expected to be in Place for January 1, 2015;
Additional Synergies Expected in 2015

9,139 Total Advisors on Platform; 97.8% Annualized Advisor Retention;
Solid Retail Margin Expansion in Third Quarter; Robust Recruiting Pipeline

Wholesale Distribution Equity Sales of $2.3 Billion for the Third Quarter;
$8.2 Billion Raised Through End of October 2014

Investment Banking and Capital Markets Revenue of $28.3 Million for the Third Quarter;
$115.9 Million for the First Nine Months 2014

NEW YORK, November 13, 2014 -- RCS Capital Corporation (“RCS Capital”) (NYSE: RCAP) announced today actual and pro forma operating results for the three months ended September 30, 2014.

“We continued to deliver solid results in the most recent quarter,” said Michael Weil, Chief Executive Officer of RCS Capital. “Our retail advice division continues to grow top-line at double digit rates with Adjusted EBTDA growth significantly outpacing revenue growth as we continue to see margin expansion resulting from increased scale and the natural operating leverage of our business. Our retail advice business remains unaffected by the recent events involving American Realty Capital Properties, and we expect to continue to retain and recruit industry-leading advisors while exhibiting both strong revenue and EBITDA growth in the fourth quarter of 2014 and in 2015.”

“The fundamentals of our other business remain strong and we remain confident in the long-term prospects for the company. Given the events of the past couple of weeks triggered by disclosures made by American Realty Capital Properties, Inc. on October 29, 2014 regarding their historical financial statements and internal controls, on October, 31, 2014, our audit committee retained independent external counsel to conduct a review in accordance with specified procedures that were determined prudent and appropriate by our audit committee, but that did not include email review. Counsel was assisted by an outside forensic accounting firm. Following counsel’s review as assisted by the outside forensic accounting firm, RCS Capital’s audit committee, board of directors and management team remain confident in the company’s reported historical financials, accounting, and internal controls for each of the three quarters in the nine-month period ending September 30, 2013.”

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Mr. Weil continued, “We’ve received positive feedback from our retail advisor network through the events over the past couple of weeks and the continuing level of trust in our retail platform, evident in our 97.8% retention and strong recruiting results for the quarter, remains high. Our network of independent advisors is committed and engaged, and as importantly, we believe our ability to attract new, higher-margin generating advisors remains robust. In addition, we will continue to work closely with our wholesale broker-dealer network to provide them with the factual information they need to clarify any outstanding questions or concerns. We believe our broker-dealers understand the value of RCS Capital-distributed products and are eager to continue to work constructively with us, just as we are eager to provide them with access to the quality products they demand.”

Mr. Weil concluded, “Our senior leadership team has never been stronger. With the addition of Bill Dwyer as Chief Executive Officer of Realty Capital Securities, our wholesale distribution business, we have augmented an already deep bench of talented and experienced executives leading RCS Capital into its next phase of growth and development. We believe that RCS Capital remains well-positioned to provide customized financial solutions that help retail investors achieve their overall investment and retirement goals through access to a full spectrum of advice, service and innovative investment solutions.”

Pro Forma Financial and Operating Highlights

This release presents RCS Capital’s pro forma results, which is consistent with how the company previously reported its results of operations for the fiscal quarter ended June 30, 2014. As with our financial results for the fiscal quarter ended June 30, 2014, our pro forma results for the fiscal quarter ended September 30, 2014 are calculated to take into account the acquisitions of Investors Capital Holdings, Ltd. (“Investors Capital”) and the Strategic Capital Companies (“Strategic Capital”) as if completed at the beginning of the period reported. In addition, RCS Capital reports certain non-GAAP financial metrics, including pro forma Adjusted EBITDA and Adjusted Net Income, to adjust for one-time, non-recurring and non-cash items as described more fully below. Pro forma Adjusted EBITDA represents earnings on a pro forma basis before interest, taxes, depreciation and amortization, share-based compensation, acquisition and integration related costs (including integration-related employee compensation and related costs) and other non-recurring charges. Pro forma Adjusted Net Income represents net operating income before non-controlling interest, share-based compensation, acquisition related costs, and non-recurring costs. For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the section and the accompanying tables titled, “Reconciliation of GAAP to Non-GAAP (“Adjusted”) Measures.” RCS Capital uses a 40% tax rate to estimate the tax impact in its earnings. RCS Capital believes Adjusted Net Income remains a useful indicator of its performance. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand and manage our business and forecast future periods; as such, we believe it is useful for investors to understand the effects of these items on our results of operations.

Highlights for the Third Quarter 2014 Include:

Revenue: Pro forma Revenue for the third quarter of 2014 of $725.0[1] million, up 10% over the year-ago quarter, driven by higher Retail and Investment Management segment revenue, offset by expected lower wholesale distribution, investment banking and capital markets revenue

Adjusted Net Income: Pro forma Adjusted Net Income of $35.5 million, or $0.40 per fully diluted share

Assets Under Administration: Pro forma Assets Under Administration for the Retail Advice Segment
of $212.8 billion, up 11.3% from the year-ago period (excluding the effect of pending acquisitions of VSR Group, Inc. (“VSR”) and Girard Securities, Inc. (“Girard”))

Recruitment: 196 financial advisors recruited in third quarter of 2014, representing $15.2 million in trailing 12-month Gross Dealer Concession (“GDC”); average GDC from advisors recruited in third quarter 43% higher than average GDC of advisors who left platform

Solid Advisor Retention: 97.8% advisor retention realized for the quarter based on trailing 12-month GDC

Advisor Base: 9,139 independent retail financial advisors servicing approximately 2.1 million clients, excluding advisors from announced acquisitions of VSR Group, Inc. (“VSR”) and Girard Securities, Inc. (“Girard”)

Synergies: ; $57 - $65 million revenue synergies and cost savings in place for January 1, 2015; Realized initial synergies from new clearing agreement in third quarter; Continue to expect additional synergies in 2015; Engaged third party consulting firm to help validate and support integration efforts.

Balance Sheet and Cash Position: $315.4 million of cash and cash equivalents2

1Excludes $27.9 million non-cash revenue loss recognized from fair market value accounting of embedded derivatives in securities issued in connection with the Cetera financing. 2 Includes restricted cash & cash and securities segregated under federal and other regulations

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New Management Additions: Bill Dwyer, Chief Executive Officer of Realty Capital Securities, LLC (“Realty Capital Securities”); John H. Grady, Chief Strategy and Risk Officer of RCS Capital; and Sanjay Yodh, Executive Vice President of RCS Capital’s Liquid Alternative Investments

2014 Adjusted EBITDA Expectations: Expect $288 million - $300 million pro forma Adjusted EBITDA for 2014, including annualized impact of $57 million - $65 million.

	Pro-Forma for the Three Months Ended			Pro-Forma for the Nine Months Ended

	September 30, 2014	September 30, 2013	% Change	September 30, 2014	September 30, 2013	% Change
Revenue ($ million)	$697.1	$658.2	6%	$2,257.8	$1,894.4	19%
AUA ($ billion)	$212.8	$191.3	11%	$212.8	$191.3	11%
Number of Advisors	9,139	9,000	2%	9,139	9,000	2%
Equity Sales ($ billion)	$2.3	$2.3	0%	$7.7	$6.8	13%

Adjusted Net Income ($ million)	$35.5	$23.5	51%	$116.2	$81.8	42%
Adjusted Net Income per diluted share	$0.40	$0.27	51%	$1.31	$0.92	42%

Adjusted EBITDA ($ million)	$57.8	$38.3	51%	$193.7	$136.2	42%
Adjusted EBITDA per diluted share	$0.65	$0.43	51%	$2.18	$1.54	42%

Fully Diluted Shares Outstanding (millions)	88,678,365	88,678,365		88,678,365	88,678,365

	Pro-Forma for the Three Months Ended			Pro-Forma for the Nine Months Ended

	September 30, 2014	September 30, 2013	% Change	September 30, 2014	September 30, 2013	% Change
Retail Advice
AUA ($ billion)	$212.8	$191.3	11%	$212.8	$191.3	11%
Revenue ($ million)	$504.3	$433.4	16%	$1,463.2	$1,232.6	19%
Number of Advisors	9,139	9,000	2%	9,139	9,000	2%
Adjusted EBITDA	$37.2	$23.2	61%	$93.3	$66.8	40%

Wholesale Distribution
Equity Sales ($ billion)	$2.3	$2.3	0%	$7.7	$6.8	13%
Revenue ($ million)	$210.9	$227.3	-7%	$713.8	$682.5	5%
Adjusted EBITDA	$1.4	$5.3	-74%	$15.0	$50.9	-70%

Capital Markets
Revenue ($ million)	$28.3	$15.3	85%	$115.9	$31.3	270%
Adjusted EBITDA	$15.7	$7.9	97%	$78.9	$14.7	436%

Investment Management
AUM ($ billion)	$2.8	$2.2	29%	$2.8	$2.2	29%
Revenue ($ million)	$17.0	$11.7	45%	$46.7	$31.6	48%
Adjusted EBITDA	$3.4	$1.8	88%	$9.0	$3.9	128%

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Retail Advice

Retail Advice segment revenues were up 16.4% year-over-year primarily due to increased advisory and commission based revenues, offset by slightly lower commission based revenue. Management’s continued focus on margin expansion resulted in pro forma Adjusted EBITDA margin improvement from 6.5% to 7.4%, or 90 basis points, versus the prior quarter, driven by higher advisory and asset-based fees, combined with initial synergy realization, particularly around improved securities clearing economics, due to a new clearing agreement with Pershing, LLC, a leading provider of securities clearing services to broker-dealers (“Pershing”).

•	$504.3 million in retail revenue for the third quarter of 2014
•	90 basis point sequential Adjusted EBITDA margin improvement versus prior quarter from 6.5% to 7.4%
•	57.5% recurring revenue; 28.6% fee-based
•	9,139 independent financial advisors currently servicing over 2.1 million clients nationwide, excluding advisors from announced acquisitions of VSR and Girard
•	Assets Under Administration up 11.3% from the year ago period
•	97.8% annualized advisor retention for quarter (based on trailing 12-month GDC)
•	$15.2 million in recruited GDC in the third quarter (based on trailing 12-months)
•	Average GDC from advisors recruited in third quarter 43% higher than average attrition GDC per advisor

“We were pleased with the overall performance of the retail business in the third quarter,” said Lawrence “Larry” Roth, Chief Executive Officer of Cetera Financial Group. “We continue to make strides across all of our key initiatives, including our integration efforts, synergy realizations, recruiting initiatives and growth in our recurring advisory and fee-based products, which we believe helps solidify our market position and validate our investment model.”

Mr. Roth continued, “We are pleased with the progress to date and remain confident in our ability to realize the $57 to $65 million in 2014 run-rate synergies we initially identified. Specifically, we have focused on the opportunity to leverage our scale, eliminate operational redundancies and to improve our vendor economics and contract terms. With the assistance of a third party consulting firm engaged to support our integration team, we remain confident in our ability to achieve the revenue and expense synergies we previously projected and in the timeframes previously disclosed.”

Mr. Roth concluded, “Underscoring the confidence our advisors have in the retail advice platform, retention rates remain high. We ended the quarter with 9,139 advisors, a 97.8% annualized retention rate, and a robust pipeline of successful advisors. We continue to focus on the growth and development of our producing advisors while continuing to expand our base of recurring revenue and advisory fees. We believe advisors clearly see the benefits provided by our platform, including access to a highly diverse investment product suite, robust technology platform, and thorough training and education programs. We continue to look to identify and invest in additional value-added services, products and support initiatives across our retail advice platform that leverage our scale advantages, decreased regulatory compliance costs, and potentially provide a positive impact on results of operations. We are excited about the unique opportunity ahead of us to build a world-class, independent retail advice platform that empowers advisors and delivers benefits to their clients.”

Pro forma Retail Advice revenue for the third quarter was $504.3 million up 16% from the year-ago quarter and $1,463.2 million for the first nine months of 2014.

Advisory Fee and Services revenue, which includes both client advisory fees and administrative fees, was $144.3 million for the third quarter, up 21% from the year-ago quarter representing continued strong flows into our advisory products and increases assets under administration. Advisor Fee and Services revenue for the first nine months of 2014 was $414.3 million.

Commission-Based revenue, which includes transactional commissions and “trails”, was $296.1 million for the third quarter up 11.5% from the year-ago quarter in-line with the increase in assets under administration. Commission-based revenue for the first nine months of 2014 was $890.1 million.

Asset-Based revenue, which includes strategic partner, cash sweep, and mutual fund networking fees, was $8.7 million for the third quarter versus $13.2 million in the year-ago quarter, principally a function of integration-related efforts to align accounting methodologies across our broker-dealer firms. Excluding one-time adjustments, asset-based fees were $13.4 million; essentially flat up from the year-ago quarter primarily due to the continued traction within our strategic partner business and the benefits associated with our new clearing agreement with Pershing. Revenue from Asset-Based Fees for the first nine months of 2014 was $37.4 million.

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Transaction-Based and Other revenue, which includes ticket and other trading charges, advisor fees, other account fees (e.g., IRA fees) and other revenue, was $55.2 million for the third quarter, up 54% from the year-ago quarter primarily due to the gross-up of E&O insurance reimbursements that was previously netted against expense. The change reflects our integration-related efforts to align accounting methodologies and has no pre-tax or EBITDA impact. Transaction-based and Other revenue for the first nine months of 2014 was $121.4.

Pro forma Adjusted EBITDA for the third quarter was $37.2 million, up 60.5% from the year-ago quarter, and $93.3 million for the first nine months of 2014.

RCS Capital’s average cash sweep balance for the third quarter of 2014 was $7.5 billion, compared to $7.6 billion for the prior quarter. Revenue generated from RCS Capital’s cash sweep programs was essentially unchanged from the prior quarter given the continued low short-term rate environment and historically low levels of client assets held in cash. Currently, RCS has its entire cash sweep accounts invested in money market funds and FDIC sweep accounts. With this duration profile we remain fully leveraged to any increase in short term rates. We continue to evaluate strategies and opportunities to enhance our cash sweep revenue and will provide updates as appropriate in subsequent quarters.

Wholesale Distribution

RCS Capital maintained its strong market share within the wholesale distribution channel in the third quarter.

•	Third Quarter Capital Raise: $2.3 billion equity capital raised in third quarter

•	Year to Date October Capital Raise: $8.2 billion equity capital raised year to date through October 2014

•	Highly variable cost structure of business helps minimize earnings impact from lower short-term equity raise expectations

•	Third quarter wholesale expenses down 36% sequentially due to lower equity capital raised

•	31 investment programs currently in distribution or registration, offering approximately $41 billion in equity

•	15 programs sponsored or co-sponsored by affiliates of RCS Capital are currently in distribution or registration with affiliated programs representing approximately 60% of total registered equity

•	No more than 7.4% of third quarter equity capital raised through one broker-dealer

•	Achieved 45.0% market share among managing broker-dealers based on year-to-date 2014 sales; more than three times the combined sales of the next two wholesale broker-dealers(1)

•	Distributed top three non-traded REITs and four of the top five non-traded programs for the quarter ending October 31, 2014(1)

(1)According to Robert A. Stanger & Co. – October Market Pulse

“With over 30 investment programs in distribution or registration, we believe we remain well positioned to meet the continual demand for alternative investment products,” said Mr. Dwyer, Chief Executive Officer of Realty Capital Securities. “While we expect some short-term decrease in equity capital raised on the platform, we still see strong fundamental demand for portfolio solutions that mitigate broader market exposure. With alternative products comprising just 2-3% of the average retail portfolio, we continue to believe the overall market for non-listed direct investment products will increase over time and that our broad portfolio of investment programs positions us well to take advantage of that opportunity.”

Mr. Dwyer concluded, “We believe we have strong relationships with our broker-dealers and we are working closely with those who have requested clarity on recent events. Based upon our discussions, we are confident that broker-dealers understand the value of Realty Capital Securities distributed products and are eager to work with us to resolve any outstanding questions. We look forward to supporting the broker-dealers on our network and continuing to provide them with access to quality investment products.”

Pro forma Wholesale Distribution revenue for the third quarter was $210.9 million, down 7% from the year-ago quarter, primarily due to a decrease in equity capital raised and $713.8 million for the first nine months of 2014. Pro forma Adjusted EBITDA for the third quarter was $1.4 million versus $5.3 million in the year-ago quarter, and $15.0 million for the first nine months.

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Investment Banking and Capital Markets

Revenue for the third quarter Investment Banking and Capital Markets revenue was $28.3 million, up 85% from the year-ago quarter, and $115.9 million for the first nine months, exceeding prior full-year actuals.

Pro forma Adjusted EBITDA for the third quarter of 2014 for the entire Investment Banking and Capital Markets segment was $15.7 million, up 97% from the year-ago quarter, and $78.9 million for the first nine months.

Performance within the Investment Banking and Capital Markets segments results were as follows:

•	Investment Banking revenue was $12.9 million for the third quarter, up 70% from the year-ago quarter driven by advisory engagements, and $66.4 million for the first nine months of 2014.

•	Transaction Management revenue was $9.7 million for the third quarter, up 128% from the year-ago quarter driven by new funds launched during the quarter, and $32.8 million for the first nine months of 2014.

•	Transfer Agent revenue was $5.7 million for the third quarter, up 63.2% from the year-ago quarter, driven by new funds launched, seasonal proxy solicitation and direct investment sales, and $16.8 million for the first nine months of 2014.

“Strength in the equity markets and continued low interest rates create a favorable environment for robust capital markets and M&A activity,” said Brian Jones, RCS Capital’s Chief Financial Officer. “We believe deal flow is encouraging for our advisory and transaction management operations, and we have recently expanded our underwriting and syndication capabilities, which we anticipate will leverage our broad issuer relationships and retail network to provide advisors access to new issue offerings that expand and diversify our investment banking revenue model.”

Investment Management

RCS Capital’s investment management segment, inclusive of Hatteras Funds Group, continues to lead the liquid alternatives space. This segment provides RCS Capital with a sustainable and diversified revenue source, while increasing distribution channels to support continued and future growth. With significant and growing interest in liquid alternative mutual funds and sophisticated investment approaches from investors and their financial advisors, RCS Capital is well positioned to meet that demand.

Investment Management revenue for the third quarter of 2014 was $17.0 million, up 45% from the year-ago quarter, and $46.7 million for the nine months of 2014.

•	Pro forma Adjusted EBITDA for the third quarter was $3.4 million, up 88% from the year-ago quarter, and $9.0 million for the first nine months. Hatteras Funds Assets Under Management grew to $2.8 billion in the third quarter, up 29.1% from the year-ago quarter.
•	Investment Management platform currently provides eleven open-end mutual funds and two closed-end funds as of Q3 2014.

Third Quarter Strategic Transactions, Key Personnel Additions & Subsequent Events

•	On October 16, 2014, RCS Capital announced that it and Realty Capital Securities, a FINRA-member broker-dealer subsidiary of RCS Capital, had entered into a syndication agreement with JMP Securities LLC (“JMP”), the investment banking and capital markets division of JMP Group Inc. (NYSE: JMP), that provides the over 9,700 financial advisors at Cetera Financial Group (pro forma for the Girard and VSR acquisitions) the opportunity to participate in initial public offerings and other securities offerings underwritten by JMP.

•	On September 23, 2014, RCS Capital announced that Michael Weil was appointed as Chief Executive Officer of RCS Capital, Bill Dwyer as Chief Executive Officer of Realty Capital Securities, John H. Grady as Chief Strategy and Risk officer of RCS Capital, and Sanjay Yodh as Executive Vice President of RCS Capital liquid alternative investments. This senior executive leadership will strengthen and support the continued growth of RCS Capital’s industry-leading platform.

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Third Quarter Strategic Transactions, Key Personnel Additions & Subsequent Events (con’t)

•	On September 18, 2014, RCS Capital announced that it has entered into an agreement to acquire a majority interest in Docupace Technologies (Docupace), a pioneer in integrated, electronic processing technologies and systems for financial institutions and wealth management firms. Docupace offers technology solutions that enable broker-dealers to connect systems, documents and data seamlessly to drive cost savings, efficiency and compliance oversight.

•	On September 8, 2014, RCS Capital launched its crowdfunding investment platform called, “We Are Crowdfunding.” In connection with this initiative, RCS Capital acquired substantially all of the assets of New York based Trupoly, Inc., a white-label investor relationship management portal, which will be integrated into RCS Capital’s investment platform.

•	In September 2, 2014, RCS Capital closed its acquisition of the Strategic Capital Companies, comprised of an advisory and operational services provider and a financial services distribution organization both focused on alternative investment products. The transaction further expands RCS Capital’s alternative investment solutions platform in order to meet the needs of retail investors more effectively.

•	On August 12, 2014, RCS Capital announced that it had entered into an agreement to purchase Girard Securities, an independent broker-dealer headquartered in San Diego, California. The transaction is anticipated to add approximately $10.0 billion of assets under administration and 250 producing financial advisors to RCS Capital’s existing network.

•	On August 12, 2014, RCS Capital announced Cetera Financial Group’s new strategic framework to unify the collective family of broker-dealer firms brought together by RCS Capital, its parent company, in order to leverage the network’s industry-leading scale of enhanced solutions and services for advisors, as well as RCS Capital’s resources, across all of the network’s member firms.

•	On August 6, 2014, RCS Capital announced that it had entered into an agreement to purchase VSR, an Overland Park, Kansas-based independent broker-dealer with over $12.5 billion of assets under administration, 264 producing independent financial advisors, and average annual production of $380,000 per advisor. VSR’s advisors have an average tenure of almost 11 years, providing the firm with a deep bench of experienced financial advisors and a well-managed expense base. Over the last three years, VSR has maintained an average retention rate of 98%.

•	On July 11, 2014, RCS Capital closed its acquisition of Investors Capital, an independent broker-dealer headquartered in Lynnfield, Massachusetts. The transaction added approximately 460 financial advisors across the United States.

Industry Recognition of RCS Capital Retail Broker-dealer Network, Advisors and Executives

•	Cetera Financial Group’s Chief Executive Officer, Larry Roth, was unanimously voted by the Executive Committee of the Insured Retirement Institute (IRI) Group to the Institute’s Board of Directors effective at the IRI Annual Meeting in September 2014, running for an initial three-year term. Mr. Roth, the Past Chairman of the Insured Retirement Institute, successfully led the organization through a period of appreciable growth in financial strength and membership.

•	Investors Capital finished 2nd place, Investment Advisor magazine 2014 Broker-Dealer of the Year poll, Division II – September 2014

•	Summit Brokerage ranked third in Investment Advisor magazine 2014 Broker-Dealer of the Year poll, Division II – September 2014

•	Cetera Financial Group’s President, Adam Antoniades, was elected to the role of Vice Chairman of the Financial Services Institute and will serve as Chairman in 2015 – August 2014

•	Cetera Advisor’s President, Erinn Ford, was named to “The Ten to Watch in 2015” by Wealthmanagement.com, a leading news provider to the financial advisor community – August 2014

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Industry Recognition of RCS Capital Retail Broker-dealer Network, Advisors and Executives (con’t)

•	Summit Brokerage ranked number one out of all broker-dealers in Financial Planning magazine’s Highest Percentage of High-End Representatives – July 2014

•	Summit Brokerage highlighted in recent article from Financial Planning on the “4 Elite IBDs You May Not Know” – July 2014

Conference Call Details

RCS Capital will host an earnings conference call reviewing these results and its operations beginning at 11:00 a.m. E.T. today. The call will be conducted by Mr. Weil, Chief Executive Officer of RCS Capital, Mr. Jones, Chief Financial Officer of RCS Capital, Mr. Roth, Chief Executive Officer of Cetera Financial Group, Mr. Dwyer, Chief Executive Officer of Realty Capital Securities, and Brian Nygaard, Chief Operating Officer of RCS Capital.

Live Call

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About RCS Capital

RCS Capital is an investment firm expressly focused on the retail investor. RCS Capital is engaged in the wholesale distribution, investment banking and capital markets businesses, and a research business focused on alternative investments. RCS Capital is also engaged in the independent retail advice business following the closing of recent acquisitions of independent broker-dealers, and the investment management business, following the closing of a recent acquisition of an investment manager. RCS Capital’s business is designed to capitalize, support, grow and manage direct investment and alternative investment programs, and to serve independent financial advisors and their clients. Additional information about RCS Capital can be found on its website at www.rcscapital.com. RCS Capital may disseminate information about itself, including the results of its operations and financial information, via social media platforms such as Facebook, LinkedIn and Twitter.

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Important Notice

The statements in this press release include statements regarding the intent, belief or current expectations of RCS Capital and members of our management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should,” “look forward” or similar expressions. The statements in this press release also include statements regarding the projections of RCS Capital that were based on estimates. These projections were not prepared in accordance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. This information is not fact and should not be relied upon as being necessarily indicative of future results. The projections were prepared in good faith by management and are based on numerous assumptions that may prove to be wrong. The estimates also reflect assumptions as to certain business decisions that are subject to change. This press release also contains estimates and information concerning our industry, including market position, market size, and growth rates of the markets in which we participate, that are based on industry publications and reports. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these projections. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. Actual results may differ materially from those contemplated by such forward-looking statements and projections due to certain factors, including RCS Capital’s ability to integrate pending acquisitions and businesses acquired in recent acquisitions into RCS Capital’s existing businesses. Additional factors that may affect future results are contained in RCS Capital’s filings with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website at www.sec.gov. Further, forward-looking statements, estimates or projections speak only as of the date they are made, and RCS Capital undertakes no obligation to update or revise forward-looking statements or estimates to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts
Anthony J. DeFazio	Brian D. Jones, CFO
DDCworks	RCS Capital Corporation
tdefazio@ddcworks.com	bjones@rcscapital.com
(484) 342-3600	(646) 937-6903

Andrew G. Backman, Managing Director
Investor Relations / Public Relations
RCS Capital Corporation
abackman@rcscapital.com
(917) 475-2135

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RCS Capital Corporation
Consolidated Statements of Financial Condition
(Dollars in thousands)

	September 30, 2014 (Unaudited)	December 31, 2013
Assets
Cash and cash equivalents	$272,360	$70,059
Restricted cash	24,000	—
Cash and securities segregated under federal and other regulations	19,009	—
Available-for-sale securities	11,193	8,528
Trading securities	10,365	7,708
Fees and commissions receivable	84,071	14,637
Reimbursable expenses receivable	35,269	19,356
Receivable from customers	8,954	—
Investment banking fees receivable	17,277	21,420
Receivables from broker, dealers, clearing organizations and other	46,742	4,383
Due from RCAP Holdings and other related parties	880	8,151
Prepaid expenses and other assets	55,184	4,139
Property and equipment, net	21,447	1,883
Deferred compensation plan investments	82,199	—
Notes receivable, net	64,930	13,270
Deferred financing fees	29,343	—
Intangible Assets, net	1,249,466	83,005
Goodwill	475,261	79,986
Total assets	$2,507,950	$336,525

Liabilities, Mezzanine Equity and Stockholders' Equity
Payable to customers	14,711	—
Payable to broker-dealers	3,928	1,259
Commissions payable	101,690	17,440
Accrued expenses and accounts payable	63,264	37,496
Deferred revenue:	14,396	4,169
Derivative contracts	117,821	—
Other liabilities	34,995	758
Deferred compensation plan accrued liabilities	82,062	—
Net deferred tax liability	315,482	23,567
Contingent and deferred consideration	138,313	2,180
Long-term debt	787,137	33,302
Total liabilities	$1,673,799	$120,171

Mezzanine equity - Convertible preferred stock	275,510	—

Stockholders' Equity
Class A common stock	66	14
Class B common stock	—	24
Additional paid-in capital	580,917	180,528
Accumulated other comprehensive income (loss)	(274)	(46)
Retained earnings (accumulated deficit)	(32,269)	1,164
Total stockholders' equity	548,440	181,684
Non-controlling interest	10,201	34,670
Total liabilities, mezzanine and stockholders' equity	$2,507,950	$336,525

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RCS Capital Corporation
Pro Forma Condensed Consolidated Statements of Operations
(unaudited)
(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues
Selling commissions	139,965	151,021	477,793	435,184
Dealer manager fees	65,708	74,525	211,015	242,759
Retail commissions	264,586	241,569	791,306	689,679
Investment banking fees	12,911	7,460	66,520	15,430
Advisory and asset-based fees	156,062	133,014	454,114	379,445
Transfer agency revenue	4,401	2,830	13,425	5,760
Services revenue	11,072	4,327	32,955	9,322
Reimbursable expenses	540	417	8,472	1,352
Investment fee revenue	15,577	10,495	39,045	29,524
Other	26,286	32,584	163,169	85,913
Total revenues	697,108	658,243	2,257,813	1,894,367

Expenses
Wholesale commissions	111,087	115,211	371,824	339,723
Wholesale reallowance	19,166	20,785	74,099	55,699
Retail commissions and advisory	380,347	346,834	1,139,341	983,128
Investment fee expense	8,682	5,912	24,069	16,265
Internal commissions, payroll and benefits	92,231	86,719	284,816	234,985
Conferences and seminars	9,872	9,350	28,450	26,725
Travel	4,184	3,953	10,435	9,283
Marketing and advertising	4,201	2,781	14,945	9,395
Professional fees	12,957	10,149	35,569	24,586
Data processing	10,993	8,010	32,118	22,193
Quarterly fee	-	1,711	8,298	3,149
Acquisition related costs	842	4,883	34,747	7,460
Interest expense	17,939	17,914	55,210	55,281
Occupancy	7,202	6,239	20,417	18,650
Depreciation and amortization	27,780	27,809	82,564	80,820
Clearing and exchange fees	6,667	7,527	13,377	22,378
Outperformance bonus	-	357	9,857	462
Other	25,017	12,331	56,448	23,546
Total expenses	739,168	688,476	2,296,586	1,933,728
Income before taxes	(42,060)	(30,234)	(38,773)	(39,361)
Provision for income taxes	(16,824)	(12,093)	(15,509)	(15,744)
Net income	(25,236)	(18,140)	(23,264)	(23,616)

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RCS Capital Corporation
Reconciliation of Pro Forma GAAP to Non-GAAP ("Adjusted") Measures
(unaudited)
(Dollars in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013

Net income attributable to RCS Capital Corporation (Non-GAAP)	$(25,236)	$(18,140)	$(23,264)	$(23,616)
Add back: Interest	17,939	17,914	55,210	55,281
Add back: Provision (benefit) for income taxes	(16,824)	(12,093)	(15,509)	(15,744)
Add back: Depreciation and amortization expense	27,780	27,809	82,564	80,820
EBITDA (Non-GAAP)	$3,659	$15,490	$99,002	$96,741
Add back: Non-cash equity compensation	8,067	2,747	34,072	3,756
Add back: Acquisition and integration related expenses	7,197	12,204	42,088	17,633
Add back: Capitalized advisor compensation	1,770	2,098	10,036	6,665
Add back: Change in contingent and deferred consideration	3,966	7	4,228	(673)
Add back: Other	33,095	5,705	4,260	12,095
Adjusted EBITDA (Non-GAAP)	$57,753	$38,250	$193,686	$136,216

Net income attributable to RCS Capital Corporation (Non-GAAP)	$(25,236)	$(18,140)	$(23,264)	$(23,616)
After-tax EBITDA adjustments:
Add back: Non-cash equity compensation	4,840	1,648	20,443	2,253
Add back: Acquisition and integration related expenses	4,318	7,322	25,253	10,580
Add back: Capitalized advisor compensation	1,062	1,259	6,022	3,999
Add back: Change in contingent and deferred consideration	2,380	4	2,537	(404)
Add back: Other	21,607	5,174	8,399	13,099
Total EBITDA Adjustments	34,207	15,407	62,653	29,528
Amortization of intangible assets	26,565	26,244	76,785	75,904
Adjusted net income (Non-GAAP)	$35,536	$23,511	$116,174	$81,815

Adjusted fully diluted shares (Non-GAAP) (1)	88,678	88,678	88,678	88,678

Net Income per share (Non-GAAP)	$(0.28)	$(0.20)	$(0.26)	$(0.27)

EBITDA per adjusted share (Non-GAAP)	$0.04	$0.17	$1.12	$1.09

Adjusted EBITDA per adjusted share (Non-GAAP)	$0.65	$0.43	$2.18	$1.54

Adjusted net income per adjusted share (Non-GAAP) (1)	$0.40	$0.27	$1.31	$0.92

(1)	The certificate of designation relating to the convertible preferred stock provides that, without the advance approval of FINRA, the aggregate number of shares of common stock held by the holders of the convertible preferreds (including shares of common stock obtained upon conversion of the convertible preferred stock, the convertible notes or issued pursuant to the June 10, 2014 private offering of our common stock) cannot exceed 24.9% of the number of common shares outstanding on the trading day immediately preceding the date of issuance of such common stock, or approximately 20,209,591 shares as of September 30, 2014. On June 10, 2014, the Company issued 2,469,136 shares of Class A common stock at the public offering price of $20.25 per share in a private offering. As a result, as of September 30, 2014, the holders of the convertible preferred stock can hold no more than 17,740,455 additional shares of Class A common stock without prior approval of FINRA. As such, fully diluted class A shares outstanding without prior approval of FINRA is approximately 87,426,346 and pro forma adjusted net income per share of $0.40.

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RCS Capital Corporation
Condensed Consolidated Statements of Operations
(unaudited)
(Dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues
Selling commissions	$134,837	$139,165	$397,007	$408,868
Dealer manager fees	63,124	69,486	186,266	231,587
Retail commissions	263,595	3,022	486,713	3,022
Investment banking fees	12,911	7,445	65,695	15,415
Advisory and asset-based fees	150,922	2,325	287,980	2,325
Transfer agency revenue	4,401	2,830	13,426	5,760
Services revenue	12,599	4,326	32,946	9,321
Reimbursable expenses	540	417	8,440	1,353
Investment fee revenue	15,577	-	15,577	-
Transaction and other fees	46,873	411	69,943	411
Other	(26,801)	100	32,972	112
Total revenues	678,578	229,527	1,596,965	678,174

Expenses
Wholesale commissions	105,959	139,204	340,263	408,912
Wholesale reallowance	18,185	24,110	53,829	66,338
Retail commissions and advisory	378,312	3,602	699,914	3,602
Investment fee expense	8,682	-	8,682	-
Internal commissions, payroll and benefits	88,449	33,005	205,193	91,545
Conferences and seminars	9,838	5,973	27,849	18,193
Travel	3,898	1,983	9,314	4,029
Marketing and advertising	4,170	1,308	10,300	4,529
Professional fees	12,772	1,429	27,306	3,223
Data processing	11,075	2,490	23,623	5,149
Quarterly fee	-	1,335	2,029	2,014
Acquisition related costs	842	707	14,104	712
Interest expense	17,939	14	30,869	14
Occupancy	7,013	909	15,843	2,449
Depreciation and amortization	25,327	155	42,873	225
Clearing and exchange fees	6,664	508	13,769	508
Outperformance bonus	-	357	9,709	462
Other	19,092	802	26,771	1,283
Total expenses	718,217	217,891	1,562,240	613,187
Income before taxes	(39,639)	11,636	34,725	64,987
Provision for income taxes	(7,370)	536	6,373	696
Net (loss) income	(32,269)	11,100	28,352	64,291
Less: net income attributable to non-controlling interests	-	10,541	9,120	63,530
Less: preferred dividends and deemed dividend	4,725	-	202,802	-
Net (loss) income attributable to Class A common stockholders	$(36,994)	$559	$(183,570)	$761
Per Share Data
Net income (loss) per share attributable to Class A common stockholders
Basic and Diluted	$(0.59)	$0.17	$(4.15)	$0.25

Weighted average shares used in basic net income (loss) per share	62,906,270	3,234,669	44,388,158	3,098,138
Weighted average shares used in diluted net income (loss) per share	62,906,270	3,234,669	44,388,158	3,100,570

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RCS Capital Corporation
Reconciliation of GAAP to Non-GAAP ("Adjusted") Measures
(unaudited)
(Dollars in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013

Net income attributable to RCS Capital Corporation (GAAP)	$(32,269)	$11,100	$28,352	$64,291
Add back: Interest expense	17,939	14	30,869	14
Add back: Provision (benefit) for income taxes	(7,370)	536	6,373	696
Add back: Depreciation and amortization expense	25,327	155	42,873	225
EBITDA (Non-GAAP)	$3,627	$11,805	$108,467	$65,226
Add back: Non-cash equity compensation	6,814	152	18,036	152
Add back: Acquisition related expenses	7,099	-	21,888	-
Add back: Capitalized advisor compensation	1,770	23	5,255	23
Add back: Change in contingent and deferred consideration	3,959	2	4,109	2
Add back: Other	33,134	-	(11,083)	-
Adjusted EBITDA (Non-GAAP)	$56,403	$11,982	$146,672	$65,403

Net income attributable to RCS Capital Corporation (GAAP)	$(32,269)	$11,100	$28,352	$64,291
After-tax EBITDA adjustments:
Add back: Non-cash equity compensation	5,519	144	14,790	150
Add back: Acquisition related expenses	5,750	-	17,948	-
Add back: Capitalized advisor compensation	1,434	22	4,309	23
Add back: Change in contingent and deferred consideration	3,207	2	3,369	2
Add back: Other	26,839	-	(9,088)	-
Total EBITDA Adjustments	42,749	168	31,328	175
Amortization of intangible assets	24,112	141	39,644	141
Adjusted net income (Non-GAAP)	$34,592	$11,409	$99,324	$64,607

Average shares outstanding
Class A common stock	62,906	3,235	44,388	3,098
Class B common stock	-	24,000	-	24,000
Adjusted Shares (GAAP)	62,906	27,235	44,388	27,098

Net Income (loss) per share (GAAP)	$(0.59)	$0.17	$(4.15)	$0.25

EBITDA per adjusted share (Non-GAAP)	$0.06	$0.43	$2.44	$2.41

Adjusted EBITDA per adjusted share (Non-GAAP)	$0.90	$0.44	$3.30	$2.41

Adjusted net income per adjusted share (Non-GAAP)	$0.55	$0.42	$2.24	$2.38

We use earnings before interest, taxes, depreciation and amortization, or EBITDA, pro forma Adjusted EBITDA and Pro forma Adjusted Net Income, which are non-GAAP measures, as supplemental measures of our performance that are not required by, or presented in accordance with GAAP. None of the non-GAAP measures should be considered as an alternative to any other performance measure derived in accordance with GAAP. We use EBITDA, pro forma Adjusted EBITDA and Pro Forma Adjusted Net Income as an integral part of our report and planning processes and as one of the primary measures to, among other things:

•	Our ability to integrate the acquired businesses into our existing businesses;
•	Monitor and evaluate the performance of our business operations;
•	Facilitate management’s internal comparisons of the historical operating performance of our business operations;
•	Facilitate management’s external comparisons of the results of our overall business to the historical operating performance of other companies that may have different capital structures and debt levels;

•	Analyze and evaluate financial and strategic planning decisions regarding future operating investments;

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•	Provide useful information to investors regarding financial and business trends related to our results of operations; and
•	Plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

We define EBITDA as earnings before non-controlling interest, interest, taxes, depreciation and amortization. Pro forma Adjusted EBITDA represents earnings on a pro forma basis before interest, taxes, depreciation and amortization, share-based compensation, acquisition and integration related costs (including integration-related employee compensation and related costs) and other non-recurring charges. We define adjusted net income as net income attributable to RCS Capital (using a 40% tax rate to illustrate the tax impact for comparative purposes) and adjusted to exclude acquisition related expenses and equity-based compensation and other items. We believe similarly titled measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, many of which present EBITDA, Pro forma Adjusted EBITDA, pro forma Adjusted Net Income and other similar metrics when reporting their financial results. Our presentation of Pro forma Adjusted EBITDA and Pro forma Adjusted Net Income should not be construed to imply that our future results will be unaffected by unusual or nonrecurring items.

The non-GAAP measures have limitations as analytical tools, and you should not consider any of these measures in isolation or as a substitute for analyses of our income or cash flows as reported under GAAP.

Some of these limitations are:

•	They do not reflect our cash expenditures, or future requirements for capital expenditures, or contractual commitments;
•	They do not reflect changes in, or cash requirements for, our working capital needs;
•	They do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; and depreciation and amortization are non-cash expense items that are reflected in our statements of cash flows.

In addition, other companies in our industry may calculate these measures differently than we do, limiting their usefulness as a comparative measure. We compensate for these limitations by relying primarily on our GAAP results and using the non-GAAP measures only for supplemental purposes. Please see our financial statements and the related notes thereto.

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